Exhibit 12.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

February 24, 2023

Landa App LLC
6 W. 18th Street, 12th Floor
New York, NY 10011

Re:	Securities Qualified under Offering Statement on Form 1-A

We have acted as counsel to you in connection with your February 24, 2023 filing with the Securities and Exchange Commission of an Offering Statement on Form 1-A (File No. 024-11953) (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Offering Statement and the offering by Landa App LLC, a Delaware series limited liability company (the “Company”), of up to 1,810,000 of the Company’s shares representing limited liability company interests of the Company (the “Shares”), consisting of 10,000 shares of each of the 181 series of the Company as listed in the Offering Statement. The Shares are being sold to the several purchasers named in, and pursuant to, the several subscription agreements between the Company and such purchasers, a form of which is included in the Offering Statement as Exhibit 4.1 (collectively, the “Subscription Agreements”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware Limited Liability Company Act.

Based on the foregoing, we are of the opinion that, upon issuance and delivery by the Company against payment therefor in accordance with the Subscription Agreements, the Shares will be validly issued and holders of the Shares will have no obligation to make any further payments for the purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares.

Landa App LLC

February 24, 2023

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Post-Qualification Amendment and to the references to our firm under the caption “Legal Matters” in the Post-Qualification Amendment. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP